Exhibit 99.1

OFF THE HOOK YS INC.

COMPENSATION COMMITTEE CHARTER

September [●], 2025

Committee’s Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company.

Committee Membership and Meetings

The Committee shall consist of at least two members. The members of the Committee must be Independent Directors, as defined under /Rule 303A of the NYSE Listed Company Manual/Rule 5605(a)(2) of the Nasdaq Listing Rules.

The members of the Committee shall be directors of the Company and shall be appointed by the Board. Each appointed member of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death, and may be removed by the Board at any time, with or without cause. Unless the Board elects a chairperson of the Committee (a “Chairperson”), the Committee shall elect a Chairperson by majority vote. Each Committee member shall have one vote. Committee members shall serve for a period of one year unless a member resigns or is replaced by the Board. Committee members may be removed by a majority vote of the Board.

The Committee shall meet as often as necessary to carry out its responsibilities. Meetings shall be called by the Chairperson of the Committee. A majority of the members shall constitute a quorum, and a majority of the members present shall be required to act on Committee business. The Committee may take action in the absence of a meeting by unanimous written consent of all members.

The Chairperson of the Committee shall be responsible for scheduling meetings, establishing agendas and conducting the meetings of the Committee. Minutes for all meetings shall be prepared to document the Committee’s discharge of its responsibilities, and the minutes shall be approved by the Committee members.

The Committee shall determine which officers of the Company or other visitors to invite to the Committee’s meetings. In the sole discretion of the Committee, the Committee may meet in executive session at any time.

Committee Authority and Responsibilities

1. Compensation Philosophy. In consultation with senior management, the Committee shall establish the Company’s general compensation philosophy, and it shall oversee the development of executive compensation programs. The Committee shall periodically review the Company’s executive compensation programs and make any modifications that it deems advisable.

2. Chief Executive Officer. The Committee shall set corporate goals and objectives relevant to the Chief Executive Officer’s compensation. In determining the incentive component of the Chief Executive Officer’s compensation, the Committee should consider the Company’s performance and relative stockholder return, the value of similar incentive awards to the chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years. The Committee shall annually review and evaluate the Chief Executive Officer’s performance in light of those goals and objectives. The Committee shall have the sole authority to approve, amend or terminate these goals and objectives and to determine all compensation levels based on this evaluation, including the following: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special or supplemental benefits.

3. Other Officers. The Committee shall annually review and have the sole authority to approve, amend or terminate for the officers of the Company (other than the Chief Executive Officer) all compensation, including the following: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) any special or supplemental benefits.

4. Directors. The Committee shall present to the Board their recommendations to approve, amend or terminate for directors (a) the annual compensation, and (b) any additional compensation for service on committees of the Board, service as a committee chairperson, meeting fees or any other benefit payable by virtue of the director’s position as a member of the Board.

5. Compensation and Benefit Plans. The Committee shall have the sole authority to approve, amend or terminate incentive-compensation plans, retirement plans, deferred compensation plans and any equity- based plans, including the approval, amendment or termination of any tax-qualified plan or section 125 plan, except as provided in Paragraph 6 of this Charter. With respect to any funded employee benefit plan covering employees of the Company, the Committee shall have the sole authority to appoint and remove various plan trustees, members of administrative committees and plan administrators. The Committee shall have the sole authority to administer any equity- based compensation plans, including determining awards to be granted under such plans.

6. Ratification Required by the Board. The Committee shall present as a recommendation to the Board any action that is required by law or regulation to be submitted to the stockholders of the Company for approval.

7. Proxy Statement. The Committee shall prepare or review any reports on director and officer compensation to be included in the Company’s proxy statements, as required by applicable regulations of the Securities and Exchange Commission.

8. Competitive Compensation Position. The Committee shall annually assess the Company’s competitive position for each component of officer compensation by reviewing market data for appropriate peer companies.

9. Cash Effect. The Committee shall monitor the cumulative cash effect on the Company caused by bonus and other cash-based incentive plans of the Company, especially in relation to the Company’s net income for the applicable year(s).

10. Report to the Board. Following each action by the Committee, the Committee shall make a report to the Board at the next regularly scheduled meeting of the Board.

11. Charter Review. The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

12. Committee Performance Evaluation. The Committee shall annually review its own performance. The results of such self-assessment shall be presented to the Board at the next regularly scheduled meeting of the Board.

13. Additional Activities. The Committee shall perform any other activities consistent with this Charter, the Company’s By-laws and applicable law, as the Committee deems appropriate to carry out its assigned responsibilities or as requested by the Board.

Compensation Consultant; Advisor

The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor retained by the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other advisor retained by the Committee.

Before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the Committee shall consider the independence of each such advisor by taking into account the following factors and any other factors required by the Nasdaq Stock Market or the SEC and corresponding rules that may be amended from time to time, including any exceptions permitted by such rules:

(i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor (the “Advisory Firm”);

(ii) the amount of fees received from the Company by the Advisory Firm, as a percentage of the total revenue of the Advisory Firm;

(iii) the policies and procedures of the Advisory Firm or other advisor that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee;

(v) any stock of the Company owned by the compensation consultant, legal counsel or other advisor; and

(vi) any business or personal relationship of the compensation consultant, legal counsel, other advisor or the Advisory Firm.